EXHIBIT 99.1

Restoration Hardware, Inc. Announces Fourth Quarter Sales and Earnings

CORTE MADERA, Calif.—March 19, 2003—Restoration Hardware, Inc. (NASDAQ: RSTO) today reported both sales and earnings increases for the fourth quarter of fiscal 2002. Net earnings for the fourth quarter, ended February 1, 2003, were $9.7 million ($0.26 per share), an improvement of $21.7 million versus a net loss of $12.0 million ($0.42 per share) for the same period a year ago.

Net sales for the fourth quarter were $155.1 million, an increase of 7% from net sales of $144.4 million for the same period last year. Comparable store sales for the fourth quarter increased 3%.  Sales for the direct-to-customer division, which includes catalog and Internet sales, increased 26% for the fourth quarter as compared to the same period a year ago.

For the fiscal year ended February 1, 2003 (fiscal 2002), the Company reported a significantly reduced net loss available to common stockholders of $3.5 million ($0.12 per share), versus a net loss available to common stockholders of $35.8 million ($1.53 per share) for the previous fiscal year ended February 2, 2002 (fiscal 2001).

Net sales for fiscal 2002 were $400.3 million, an increase of 9% from net sales of $366.5 million for fiscal 2001.  Comparable store sales for fiscal 2002 increased 6%.  Sales for the direct-to-customer division increased 33% in fiscal 2002 as compared to fiscal 2001.

Gary Friedman, the Company’s President and CEO, stated, “Despite the difficult retailing environment, our turnaround is on track to return the Company to profitability in 2003.  We are focused on refining our new merchandising and marketing strategy unveiled in the spring of last year, and believe we can continue to drive meaningful improvement in both sales and margin for the next several years.”

Mr. Friedman continued, “In 2003 we will introduce a new Restoration Hardware prototype store that will be designed to showcase our existing and new core businesses with greater clarity and authority.  The new stores will debut this fall in Corte Madera, CA, Richmond, VA, and Cleveland, OH.”

Guidance:

In light of the uncertain economic environment, the Company is taking a conservative approach to planning fiscal 2003 and is providing the following guidance with regard to the Company’s anticipated financial results:

•                  Comparable store sales are planned to increase in the low to mid single digit range for fiscal 2003 as compared to fiscal 2002.

•                  Direct-to-customer sales are planned to increase in the mid to high teens in fiscal 2003 versus fiscal 2002.

•                  Operating margins for fiscal 2003 are targeted at 1% to 2% of sales.

•                  Capital expenditures for fiscal 2003 are expected to be approximately $7 to $8 million, compared to approximately $20 million in the fiscal year just ended.

•                  For the first quarter of fiscal 2003, the Company expects operating losses to range from $9 to $10 million, versus an operating loss of $16.2 million in the first quarter of fiscal 2002.

•                  Net loss per share in the first quarter of fiscal 2003 is expected to range from $0.20 to $0.22 on a basic share count of approximately 30 million shares outstanding, versus a loss of $0.25 per share in the first quarter of fiscal 2002.  First quarter last year included $4 million ($0.14 per share) of additional income tax benefits, as a consequence of the economic stimulus bill enacted March 9, 2002, which will not repeat in the current year.

Year end inventories have increased from the unusually low levels at this time last year, as the Company exited old product in preparation for the receipt of new goods for the launch of our new strategy in April 2002.  The Company ended the year with $14 million of debt, and projects adequate availability on its credit facility to fund operations and capital spending requirements through 2003.  In fiscal 2003, the Company expects to be cash flow positive, and to finish the year with no debt on the balance sheet.  However, the prospect of war in Iraq creates inherent uncertainty in the guidance the Company is able to provide.  The Company has not attempted to include in this guidance any potential financial effects of such events.

Webcast:

The Company’s fiscal 2002 earnings webcast is scheduled for Wednesday, March 19, 2003 at 5:00 p.m. (Eastern Time).  The webcast will be at:  http://www.firstcallevents.com/service/ajwz376705128gf12.html

About Restoration Hardware, Inc.:

As of March 19, 2003, the Company operated 105 retail stores in 31 states, the District of Columbia and Canada.

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view. Restoration Hardware sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks.  Such forward-looking statements include statements regarding financial results for the fiscal quarter and fiscal year ended February 1, 2003, statements regarding the Company’s expected profitability, statements regarding expectations about the Company’s merchandising and marketing strategy, statements regarding expectations of improvement in the Company’s sales and margin results, statements regarding planned introduction of the Company’s new prototype store, statements reflective of financial guidance for the Company for the first quarter of fiscal 2003 and for the entire fiscal year of 2003, including without limitation statements regarding expected availabilities under, and year-end status of, the Company’s credit facility, and other statements containing words such as “believes,” “anticipates,” “estimates,” “plans”, “targets”, “expects,” “may,”

“intends” and words of similar import or statements of management’s opinion.  In particular, all financial information regarding fourth quarter and fiscal year-end 2002 results provided in this press release is unaudited and is subject to adjustment and change following completion of the final accounting for the quarter and fiscal year end and the independent audit of our records by our independent auditors. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause such differences include, but are not limited to, results of the Company’s fiscal year-end audit and other financial adjustments relating thereto, customer reactions to the Company’s current programs and strategies, timely introduction and customer acceptance of the Company’s merchandise and prototype store, further customer acceptance of the Company’s private label credit card, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions, including war in Iraq, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the third quarter of fiscal 2002 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the captions “Liquidity and Capital Resources,” “Critical Accounting Policies” and “Factors that May Affect our Future Operating Results” and in “Controls and Procedures” under the caption “Controls Evaluation.”  Guidance offered by the Company represents a point-in-time estimate made by management of the Company.  The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.
Kevin W. Shahan
Vice President and Chief Financial Officer
(415) 924-1005
(415) 945-4679 Fax

Restoration Hardware, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	Feb 1, 2003	Feb 2, 2002

ASSETS
Current assets:
Cash and cash equivalents	$1,612	$22,285
Accounts receivable	3,189	3,278
Merchandise inventories	95,198	62,609
Prepaid expense and other	13,586	13,800
Total current assets	113,585	101,972

Property and equipment, net	90,038	87,934
Goodwill	4,560	4,560
Other long-term assets	18,215	12,276
Total assets	$226,398	$206,742

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$35,958	$34,065
Current portion of deferred lease incentives	4,761	4,507
Deferred revenue	5,930	2,855
Other current liabilities	9,179	9,183
Total current liabilities	55,828	50,610

Long-term line of credit, net of debt issuance costs	13,909	—
Long-term portion of deferred lease incentives	34,348	37,101
Deferred rent	14,163	12,703
Other long-term liabilities	145	3,236
Total liabilities	118,393	103,650

Series A redeemable preferred stock	13,328	14,106

Common stock	150,881	144,162
Stockholder loan	—	(2,050)
Unearned compensation	(659)	(1,103)
Accumulated other comprehensive loss	(150)	(159)
Accumulated deficit	(55,395)	(51,864)
Total stockholders’ equity	94,677	88,986

Total liabilities, redeemable convertible preferred
stock and stockholders’ equity	$226,398	$206,742

Restoration Hardware, Inc.
Statements of Consolidated Operations (Unaudited)
(in thousands, except per share amounts)

	13 weeks ended		13 weeks ended
	2/1/03	% of Sales	2/2/02	% of Sales

Net sales	$155,107	100.0%	$144,398	100.0%
Cost of sales and occupancy	97,811	63.1%	115,225	79.8%

Gross profit	57,296	36.9%	29,173	20.2%
Selling, general and administrative expenses	41,742	26.9%	34,715	24.0%

Income (loss) from operations	15,554	10.1%	(5,542)	-3.8%
Interest expense, net	(720)	-0.5%	(850)	-0.6%
Change in fair value of warrants	—	0.0%	(2,417)	-1.7%

Income (loss) before income taxes	14,834	9.6%	(8,809)	-6.1%

Income tax expense	(5,145)	-3.3%	(2,812)	-1.9%

Net income (loss)	9,689	6.3%	(11,621)	-8.0%

Preferred shareholder return:
Dividends	—	0.0%	(375)	-0.3%
Beneficial conversion charges	—	0.0%	—	0.0%

Income (loss) available to common stockholders	$9,689	6.3%	$(11,996)	-8.3%

Stores open at end of period	105		104
Total selling square footage	688,634		682,936

Earnings/(Loss) per share, basic	$0.32		$(0.42)
Earnings/(Loss) per share, diluted	$0.26		$(0.42)
Weighted average shares, basic	30,037		28,377
Weighted average shares, diluted	37,230		28,377

	52 weeks ended		52 weeks ended
	2/1/03	% of Sales	2/2/02	% of Sales

Net sales	$400,277	100.0%	$366,473	100.0%
Cost of sales and occupancy	282,075	70.5%	295,061	80.5%

Gross profit	118,202	29.5%	71,412	19.5%
Selling, general and administrative expenses	126,617	31.6%	106,500	29.1%

Loss from operations	(8,415)	-2.1%	(35,088)	-9.6%
Interest expense, net	(2,818)	-0.7%	(4,467)	-1.2%
Change in fair value of warrants	(278)	-0.1%	(2,677)	-0.7%

Loss before income taxes	(11,511)	-2.9%	(42,232)	-11.5%

Income tax benefit	8,339	2.1%	9,207	2.5%

Net loss	(3,172)	-0.8%	(33,025)	-9.0%

Preferred shareholder return:
Dividends	(358)	-0.1%	(1,411)	-0.4%
Beneficial conversion charges	—	0.0%	(1,406)	-0.4%

Loss available to common stockholders	$(3,530)	-0.9%	$(35,842)	-9.8%

Stores open at end of period	105		104
Total selling square footage	688,634		682,936

Loss per share, basic	$(0.12)		$(1.53)
Loss per share, diluted	$(0.12)		$(1.53)
Weighted average shares, basic	29,754		23,396
Weighted average shares, diluted	29,754		23,396